EXHIBIT 99.1

Airspan Networks Announces Record

Fourth Quarter Financial Results

Airspan Delivers Its Best Quarter Since Inception

BOCA RATON, Fla. —February 5, 2003—Airspan Networks Inc. (Nasdaq: AIRN) today announced record financial results for the fourth quarter ended December 31, 2002. Revenues of $10.9 million, which were in line with the company’s guidance given in its third quarter press release, were up 20 percent from the third quarter of 2002.

Highlights for the year included:

•	Record results for the second half of 2002. Despite a very difficult economic and industrial climate, Airspan’s revenues for the second half of 2002 were its best ever recorded in this period. Fourth quarter 2002 revenues and earnings were also the best ever reported for a single quarter in the company’s history.

•	Successful acquisition of the WipLL product line from Marconi. WipLL and its newly launched WipLL 5 enhancement allowed Airspan to greatly diversify its client base with a proven fixed wireless access technology for unlicensed operators.

•	Impressive AS4000 deployments in southern Africa through its partnership with Siemens. Large deployments in South Africa, Lesotho and Botswana in 2002 helped solidify Airspan’s leadership position in the African market.

•	Delivery of the balance of 30,000 units of WipLL product to Speednet in Japan, successful implementation of Speednet’s Tokyo urban broadband access network, and transfer of the existing Speednet-Marconi contract to Airspan.

•	Completion of first sale of WipLL in the Americas region with a significant award in Trinidad & Tobago.

•	Selection by New Zealand’s Broadcast Communications Limited (BCL) of Airspan as its technology partner in a national wireless DSL rollout. The selection has resulted in a major contract signing in January 2003.

Financial Results

Revenue for the quarter of $10.9 million was seven percent higher than the $10.2 million recorded in the fourth quarter of 2001. Gross profit was $3.3 million, or 31 percent of revenue, compared with $3.5 million, or 35 percent, in the prior year’s fourth quarter. Reported operating expenses for the quarter totaled $11.7 million, compared to $9.1 million in the fourth quarter of 2001. The number for fourth quarter expenses included a provision of $1.0 million for restructuring to account for the planned closure of the Riverside, Uxbridge, facility in 2003, and an increase in reserves for bad debts of $2.2 million. Excluding reserves for bad debts and restructuring, fourth quarter operating expenses were $8.6 million for both 2001 and 2002. Net loss for the quarter was $4.7 million, or $0.13 per share, versus a loss for the fourth quarter of 2001 of $5.0 million, or $0.14 per share.

The company’s cash and short term investments at the close of fiscal year 2002 stood at $55.4 million, of which $2.1 million was restricted cash. That equates to cash, net of debt, of $1.49 per share. Total cash usage in the fourth quarter was $2.9 million, which included the payment of $3.0 million to acquire the WipLL business from Marconi, and the receipt from the UK Government of a $2.9 million tax credit for research and development expenditures incurred in 2000 and 2001.

“We’re pleased to be able to report record revenues in our fourth quarter report, despite difficult times for the broader telecommunications market,” said Eric Stonestrom, president and chief executive officer for Airspan. “We’re satisfied with the progress we made on several fronts, including the acquisition of new customers, the very quick integration of the WipLL business into Airspan and the growing proliferation of WipLL product worldwide, and our management of operating expenses and cash.”

During the fourth quarter, Airspan derived its revenue from a total of 49 customers in 29 countries, including 9 new customers.

For the year 2002, revenue totalled $25.9 million versus $37.4 million in 2001. Gross profit for 2002 was $4.7 million, or 18 percent for the year, that included a provision for inventory reserves of $2.0 million. Excluding that provision, gross profit was 26 percent. 2002 operating expense totalled $37.9 million for the year. Excluding provisions operating expenses declined by 21 percent from $41.3 million in 2001 to $32.8 million in 2002. Net loss for 2002 was $0.80 per share compared with $0.54 per share for 2001. Net loss for 2001 included an extraordinary gain of $9.2 million or $0.19 per share.

“We made impressive progress in our expense reduction efforts throughout the year,” explained Peter Aronstam, chief financial officer for Airspan. “In 2002, our normal operating expenses were reduced by 21 percent over 2001. Including the added operating expenses of the acquired WipLL product group, the expenses for the fourth quarter of 2002 were comparable to those of the fourth quarter of 2001. It should be noted that we continue to strive for profitability, and at this point we are maintaining our target of achieving profitability by the end of 2003.”

Despite tight controls on spending, Airspan continued to invest in technologies that broaden its market opportunities, such as the development of WipLL 5, an enhanced version of WipLL for the 5.8GHz frequency band, and the development of new capabilities for AS4020. In addition, research continues into the development of 802.16a-based systems.

Stonestrom added that he expects Airspan to continue its momentum in the year 2003, with first quarter revenues forecast to be in the range of $10.0 - $12.0 million.

The company has scheduled an investor conference call for 5 p.m. EDT today. The dial-in numbers for the live conference call are as follows: US toll-free number is 1-800-982-3472; international access dial-in number is 1-703-871-3022. There will be a live webcast of the conference call available on the investor relations section of the Airspan Web site at www.airspan.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the Airspan Web site for 30 days. A telephone replay of the call will also be available. The US toll-free number for the replay is 1-888-266-2081; international access number for the replay is 703-925-2533. Please reference the Airspan Networks fourth quarter conference call.

About Airspan Networks

Airspan Networks provides wireless DSL systems and solutions to both licensed and unlicensed operators around the world in frequency bands between 900 MHz to 5.8 GHz, including both PCS and 2.4GHz. The company has deployments with more than 100 operators in more than 50 countries. Airspan’s systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan’s systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan’s main operations are based in Uxbridge, United Kingdom with a WipLL product research and development facility in Lod, Israel. More information on Airspan can be found at http://www.airspan.com

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on those factors identified in the company’s filings with the SEC. The words “believe”, “expect”, “intend”, “anticipate”, variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

For media inquiries, contact:

Airspan Networks:

Al Quintana

Senior Director, Marketing Communications

Tel: +1 561 893-8683

Fax: +1 561 893-8671

Email:	aquintana@airspan.com

For Investment inquiries, contact:

Airspan Networks:

Peter Aronstam

Chief Financial Officer

Tel: +1 561 893-8682

Fax: +1561 893-8681

Email: paronstam@airspan.com

Airspan Networks Inc

Consolidated Statements of Income

(in thousands except for share and per share data)

	Three months ended		Year ended
	Dec 31, 2001	Dec 31, 2002	Dec 31, 2001	Dec 31, 2002
	(unaudited)			(unaudited)
Revenue	$10,156	$10,862	$37,422	$25,930
Cost of revenue	(6,616)	(7,526)	(23,291)	(19,241)
Inventory provision	—	—	(1,417)	(2,001)

Gross profit/(loss)	3,540	3,336	12,714	4,688

Operating expenses:
Research and development	3,048	3,576	14,667	13,642
Sales and marketing	3,082	2,628	15,504	10,141
Bad debt provision	558	2,162	1,207	3,680
General and administration	2,341	2,348	10,735	8,969
Amortisation of intangibles	107	44	425	44
Restructuring provision	—	975	1,235	1,420

Total operating expenses	9,136	11,733	43,773	37,896

Loss from operations	(5,596)	(8,397)	(31,059)	(33,208)
Net interest and other income	321	847	2,726	2,208

Loss before tax	(5,275)	(7,550)	(28,333)	(31,000)

Income tax credit / (charge)	245	2,864	3,018	2,862

Loss before extraordinary item	(5,030)	(4,686)	(25,315)	(28,138)

Extraordinary item
Gain on extinguishment of debt	—	—	9,244	—
Income tax charge	—	—	(2,773)	—

Gain after tax	—	—	6,471	—

Net income (loss)	$(5,030)	$(4,686)	$(18,844)	$(28,138)

Net income (loss) per share
Loss before extraordinary item	$(0.14)	$(0.13)	$(0.73)	$(0.80)
Extraordinary item, net of taxes	—	—	$0.19	—
— basic and diluted	$(0.14)	$(0.13)	$(0.54)	$(0.80)
Weighted average shares outstanding
— basic and diluted	35,067,073	35,397,221	34,810,311	35,258,645

Airspan Networks Inc

Consolidated Balance Sheets

(in thousands)

	December 31, 2001	December 31, 2002
		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$53,620	$48,167
Restricted cash	1,290	2,146
Short term investments	16,640	5,074
Accounts receivable	23,475	14,328
Unbilled accounts receivable	706	152
Inventory	11,907	17,627
Prepaid expenses and other current assets	4,233	3,914

Total Current Assets	111,871	91,408
Property, plant and equipment, net	6,284	4,137
Intangible assets, net	784	1,410
Long-term accounts receivable	648	—
Other non-current assets	107	906

Total Assets	$119,694	$97,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,956	$7,759
Accrued taxes	326	481
Deferred revenue	790	922
Other accrued expenses	4,779	8,099
Current portion of long-term debt	1,340	2,500

Total Current Liabilities	13,191	19,761

Non Current Liabilities
Other long-term debt	1,250	—

Total Non Current Liabilities	1,250	—

Stockholders’ Equity
Common stock	10	10
Note receivable—stockholder	(180)	(130)
Additional paid in capital	214,491	214,727
Treasury Stock	—	(405)
Other comprehensive income	458	1,562
Accumulated deficit	(109,526)	(137,664)

Total Stockholders’ Equity	105,253	78,100

Total Liabilities and Stockholders’ Equity	$119,694	$97,861